Exhibit 99.1

Filed by Horizon Bancorp pursuant to
Rule 425 under the Securities Act of 1933
Subject Company: Horizon Bancorp
Commission File No. 000-10792

Date: April 21, 2016

FOR IMMEDIATE RELEASE

Horizon Bancorp and Kosciusko Financial, Inc.
Announce Receipt of Regulatory Approvals

Michigan City, IN and Mentone, IN (April 21, 2016) – Horizon Bancorp (NASDAQ GS: HBNC, “Horizon”) and Kosciusko Financial, Inc. (Privately Held “Kosciusko”), jointly announced that the Office of the Comptroller of Currency and the Federal Reserve Board have approved the proposed merger of Kosciusko with and into Horizon and the merger of Kosciusko’s wholly-owned subsidiary, Farmers State Bank, an Indiana state-chartered bank, with and into Horizon’s wholly-owned bank subsidiary, Horizon Bank, N.A.

“We are pleased to have received the required federal regulatory approvals from the OCC and the FRB necessary to complete the merger so quickly,” said Craig Dwight, Chairman and Chief Executive Officer of Horizon.  “The fact that we remain on schedule to complete the merger by our target date is another testament to our ability to move forward on these valuable strategic transactions.”

Greg Maxwell, President and Chief Executive Officer of Farmers State Bank stated, “The progress being made by both Farmers’ and Horizon’s integration teams have been even better than anticipated.  Obtaining the regulatory approvals is another step towards the culmination of our partnership that has been moving along great.”

The merger is expected to close on June 1, 2016 and remains subject to approval by Kosciusko’s shareholders as well as the satisfaction of various other closing conditions.  Kosciusko will hold its meeting of shareholders to approve the merger on Wednesday, May 25, 2016, at 10:00 a.m. (local time) at the Bell Memorial Public Library located at 101 W. Main Street, Mentone, Indiana 46539.

About Horizon Bancorp
Horizon Bancorp is a locally owned, independent, commercial bank holding company serving northern and central Indiana and southwest and central Michigan through its commercial banking subsidiary Horizon Bank, NA.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

About Kosciusko Financial, Inc.
Kosciusko Financial, Inc. is an Indiana corporation headquartered in Mentone, Indiana with Farmers State Bank as its wholly-owned subsidiary.  Farmers State Bank was founded in 1892 and offers a full range of banking and trust services with five branch locations serving northeast Indiana.  Farmers State Bank may be reached online at www.fsbanking.com.

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Page 2: Cont. Horizon Bancorp & Kosciusko Financial Regulatory Approval

Additional Information
In connection with the proposed merger, on March 16, 2016, Horizon filed with the SEC a Registration Statement on Form S-4 that includes a proxy statement of Kosciusko and a prospectus of Horizon, as well as other relevant documents concerning the proposed transaction. Kosciusko and Horizon have mailed the definitive joint proxy statement/prospectus to shareholders of Kosciusko (which mailings were first made on or about April 13, 2016). Shareholders and investors are urged to read the Registration Statement and the joint proxy statement/prospectus regarding the merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information.

A free copy of the joint proxy statement/prospectus, as well as other filings containing information about Horizon, may be obtained free of charge at the SEC’s Internet website at www.sec.gov. You will also be able to obtain these documents, free of charge, from Horizon at  www.horizonbank.com under the tab “About Us – Investor Relations – Documents – SEC Filings.” The information available through Horizon’s website is not and shall not be deemed part of this press release or incorporated by reference into other filings Horizon makes with the SEC. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Horizon and Kosciusko and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Kosciusko in connection with the proposed merger. Information about the directors and executive officers of Horizon is set forth in Horizon’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, and in the proxy statement for Horizon’s 2016 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 15, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger. Free copies of this document may be obtained as described in the preceding paragraph.

Forward Looking Statements
This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects,” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” “may,” or by variations of such words or by similar expressions.  These forward-looking statements are subject to numerous assumptions, risks, and uncertainties which change over time.  Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.  In addition to factors previously disclosed in Horizon’s reports filed with the SEC, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by KFI’s shareholders, on the expected terms and schedule; delay in closing the merger; difficulties and delays in integrating Horizon’s and KFI’s businesses or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of Horizon’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital market activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms, including those associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

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Page 3: Cont. Horizon Bancorp & Kosciusko Financial Regulatory Approval

Horizon Contact Information:	Kosciusko Contact Information:

Craig M. Dwight	J. Gregory Maxwell
Chairman and	President and
Chief Executive Officer	Chief Executive Officer
Phone: (219) 873-2725	Phone: (574) 265-2526
Fax: (219) 874-9280

Mark E. Secor	Lindy Breeden
Chief Financial Officer	Executive Vice President and
Phone: (219) 873-2611	Chief Credit Officer
Fax: (219) 874-9280	Phone: (574) 353-7521

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